[SBARRO LETTERHEAD]


                                 PRESS RELEASE


CONTACT:   ROBERT G. ROONEY
           CHIEF FINANCIAL OFFICER
           SBARRO, INC.
           (516) 715-4167


                             SUMMARY: SBARRO REPORTS AGREEMENT TO SELL SENIOR NOTES TO FINANCE ITS PREVIOUSLY ANNOUNCED GOING PRIVATE TRANSACTION.


FOR IMMEDIATE RELEASE

Melville, L.I., New York .  . . . . . . . . . . . . . . . . .September 24, 1999

          Sbarro, Inc. (listed New York Stock Exchange "SBA") has agreed to sell 11.00% Senior Notes due 2009 in the aggregate principal amount at maturity of $255.0 million at a price of 98.514% of par to yield 11.25% per annum. The Notes will be sold to qualified institutional buyers in a private placement under Rule 144A under the Securities Act of 1933.

          The Company will use the net proceeds of the offering to finance a portion of the aggregate consideration required to consummate its previously announced going private transaction, pursuant to which a newly-formed entity owned by members of the Sbarro family will merge with and into the Company. Shareholders of the Company, other than those members of the Sbarro family, will receive $28.85 per share in cash following the closing of the merger in exchange for the approximately 13.5 million shares (65.6% of outstanding shares) of the Company's Common Stock owned by them. The transaction is scheduled to close on September 28, 1999.

          This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities. The securities will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

          The  Company  is  a  leading   owner,   operator  and   franchisor  of
quick-service restaurants serving a wide variety of Italian specialty foods under the "Sbarro" and "Sbarro the Italian Eatery" names. As of July 18, 1999 the Sbarro system included 908 Sbarro restaurants, consisting of 634



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Company-owned and 274 franchised restaurants.

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